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                          AGREEMENT AND PLAN OF MERGER

                          Dated as of January 23, 1997,

                                     Between

                              NXS ACQUISITION CORP.

                                       And

                              AMPHENOL CORPORATION



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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                    ARTICLE I

                                  The Merger...............................  2

SECTION 1.01.  The Merger..................................................  2

SECTION 1.02.  Closing.....................................................  3

SECTION 1.03.  Effective Time of the Merger................................  3

SECTION 1.04.  Effects of the Merger.......................................  4

SECTION 1.05.  Certificate of Incorporation; By-Laws;
                      Purposes.............................................  4

SECTION 1.06.  Directors...................................................  4

SECTION 1.07.  Officers....................................................  4

                                   ARTICLE II

               Effect of the Merger on the Capital Stock of the
                           Constituent Corporations........................  5

SECTION 2.01.  Effect on Capital Stock.....................................  5

SECTION 2.02.  Company Common Stock Elections..............................  8

SECTION 2.03.  Proration................................................... 11

SECTION 2.04.  Treatment of Options and Other Employee
                      Equity Rights........................................ 13

SECTION 2.05.  Exchange of Certificates.................................... 15

SECTION 2.06.  The Debt Offer.............................................. 21

                                   ARTICLE III

                        Representations and Warranties..................... 23

SECTION 3.01.  Representations and Warranties of the
                      Company.............................................. 23

SECTION 3.02.  Representations and Warranties of Newco..................... 60

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                                                                          Page
                                                                          ----

                                   ARTICLE IV

                        Covenants Relating to Conduct of
                           Business Prior to Merger........................ 64

SECTION 4.01.  Conduct of Business of the Company.......................... 64

                                    ARTICLE V

                             Additional Agreements......................... 71

SECTION 5.01.  Preparation of Form S-4 and Proxy Statement;
                      Stockholder Meeting.................................. 71

SECTION 5.02.  Access to Information; Confidentiality...................... 73

SECTION 5.03.  Reasonable Best Efforts..................................... 74

SECTION 5.04.  Benefit Matters............................................. 78

SECTION 5.05.  Indemnification............................................. 79

SECTION 5.06.  Public Announcements........................................ 81

SECTION 5.07.  Affiliates.................................................. 82

SECTION 5.08.  No Solicitation............................................. 82

SECTION 5.09.  Resignation of Directors.................................... 85

SECTION 5.10.  Certain Agreements.......................................... 85

SECTION 5.11.  Stop Transfer............................................... 86

SECTION 5.12.  New York Stock Exchange Listing............................. 86

                                   ARTICLE VI

                             Conditions Precedent.......................... 87

SECTION 6.01.  Conditions to Each Party's Obligation To
                      Effect the Merger.................................... 87

SECTION 6.02.  Conditions to Obligations of Newco.......................... 88

SECTION 6.03.  Conditions to Obligation of the Company..................... 91

                                   ARTICLE VII

                       Termination, Amendment and Waiver................... 92

SECTION 7.01.  Termination................................................. 92

SECTION 7.02.  Effect of Termination....................................... 94

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                                                                          Page
                                                                          ----

SECTION 7.03.  Amendment................................................... 95

SECTION 7.04.  Extension; Waiver........................................... 95

SECTION 7.05.  Procedure for Termination, Amendment,
                      Extension or Waiver.................................. 95

                                  ARTICLE VIII

                              General Provisions........................... 96

SECTION 8.01.  Nonsurvival of Representations and
                      Warranties........................................... 96

SECTION 8.02.  Fees and Expenses........................................... 96

SECTION 8.03.  Notices.....................................................100

SECTION 8.04.  Definitions.................................................101

SECTION 8.05.  Interpretation..............................................102

SECTION 8.06.  Counterparts................................................102

SECTION 8.07.  Entire Agreement; No Third-Party
                      Beneficiaries........................................103

SECTION 8.08.  GOVERNING LAW...............................................103

SECTION 8.09.  Assignment..................................................103

SECTION 8.10.  Enforcement.................................................103


SCHEDULES

Disclosure Schedule


EXHIBITS

Exhibit A         Amendments to Certificate of Incorporation of
                     the Company

Exhibit B         Form of Affiliate Letter

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            AGREEMENT AND PLAN OF MERGER, dated as of January 23, 1997, between
            NXS ACQUISITION CORP., a Delaware corporation ("Newco"), and AMPHENOL CORPORATION, a Delaware corporation (the "Company").

            WHEREAS, the respective Boards of Directors of the Company and Newco have determined that the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Class A common stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03) (other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 8.04) of the Company or by Parent (as defined below), Newco or any subsidiary of Parent and (b) Dissenting Shares (as defined in Section 2.01(d)) will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms hereof, Class A common stock, par value $.001 per share, of the Company or (B) the right to receive cash;

            WHEREAS, the Merger and this Agreement require the vote of a majority of the outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

            WHEREAS, Newco is a wholly owned subsidiary of KKR 1996 Fund L.P. ("Parent");




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                                                                               2


            WHEREAS, Newco is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company enter into an agreement (the "Stockholders Agreement") providing for certain actions relating to the shares of Company Common Stock owned by them; and the Company has approved the entering into by NXS I, L.L.C., a Delaware limited liability company ("NXS") and a subsidiary of Parent, and such stockholders of the Stockholders Agreement, and such stockholders have agreed to enter into, execute and deliver the Stockholders Agreement;

            WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

            WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   The Merger

            SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco shall be merged with and into the Company at the Effective Time of the Merger. Upon the Effective Time of the Merger, the




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                                                                               3


separate existence of Newco shall cease, and the Company shall continue as the surviving corporation and shall continue under the name "Amphenol Corporation."

            SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 6.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 6.02 and 6.03) (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 1.03. Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Newco and the Company shall agree should be specified




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                                                                               4


in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

            SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

            SECTION 1.05. Certificate of Incorporation; By-Laws; Purposes. (a) At the Effective Time of the Merger, and without any further action on the part of the Company or Newco, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Company following the Merger.

            (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Newco, the By-laws of Newco as in effect at the Effective Time of the Merger shall be the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

            SECTION 1.06. Directors. The directors of Newco at the Effective Time of the Merger shall be the directors of the Company following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION 1.07. Officers. The officers of Newco at the Effective Time of the Merger shall be the officers of the Company




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                                                                               5


following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

               Effect of the Merger on the Capital Stock of the
                            Constituent Corporations

            SECTION 2.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of Company Common Stock or any shares of capital stock of Newco:

            (a) Common Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into a number of shares of the Class A common stock, par value $.001 per share, of the Company following the Merger equal to the quotient of (i) 13,116,955 divided by (ii) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time of the Merger.

            (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Newco or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.




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                                                                               6


            (c) Conversion (or Retention) of Company Common Stock. Except as otherwise provided herein and subject to Section 2.03, each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

                   (i) for each such share of Company Common Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Sections 2.02(c), (d) and (e) ("Electing Shares"), the right to retain one fully paid and nonassessable share of Company Common Stock (a "Non-Cash Election Share"); and

                  (ii) for each such share of Company Common Stock (other than
            Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $26.00 (the "Cash Election Price"). (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Company Common Stock (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share (other than an Electing Share) that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01. The Company shall give prompt notice to Newco of any demands received by the Company for appraisal of shares of Company Common Stock, and Newco shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

            (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock (other than shares referred to in Section 2.01(d) and 2.01(c)(i)) issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash, including




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                                                                               8


      cash in lieu of fractional shares of Company Common Stock, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.05.

            SECTION 2.02. Company Common Stock Elections. (a) Each person who, on or prior to the Election Date (as defined in Section 2.02(c)) is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

            (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.01(d)), Newco shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

            (c) Newco shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), to be mailed by the Company with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined in Section 5.01(c)), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain Non-Cash Election Shares for any or all shares of Company Common Stock held, subject to the provisions of Section 2.03 hereof, by such holder. The Company will use its reasonable best efforts to make the Form of Election and the Proxy Statement




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                                                                               9


available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day next preceding the date of the Stockholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

            (d) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m, New York City time on the Election Date (unless Newco and the Company determine not less than two business days prior to the Election Date that the Closing Date is not likely to occur within five business days following the date of the Stockholders Meeting, in which case any




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                                                                              10


Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Newco and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same.

            (e) The determination of the Exchange Agent shall be binding whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.02 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time of the Merger, and such shares shall be exchanged in the Merger for cash pursuant to Section 2.01(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual written agreement of Newco and the Company, make such rules as are consistent with this

Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

            SECTION 2.03.  Proration.

            (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Company Common Stock at the Effective Time of the Merger (the "Non-Cash Election Number") shall be equal to 4,400,000 (excluding for this purpose any shares of Company Common Stock to be cancelled pursuant to Section 2.01(b)).

            (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 2.01(c) in the following manner:

             (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

            (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

            (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.03(b)(ii), shall be converted into cash (on a consistent basis among stockholders who made the election referred to in Section 2.01(c)(i), pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 2.01(c)(ii).

            (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

            (i) all Electing Shares shall be converted into the right to retain Company Common Stock in accordance with the terms of Section 2.01(c)(i);

            (ii) additional shares of Company Common Stock other than Electing Shares and Dissenting Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 2.01(c) in the following manner:

                  (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of Company Common Stock other than Electing Shares and Dissenting Shares; and

                  (2) the number of shares of Company Common Stock in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Electing Shares and Dissenting Shares; and

            (iii) subject to Section 2.01(d), shares of Company Common Stock subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.01(c)(i) (on a consistent basis among shareholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 2.01(c)(i), pro rata to the number of shares as to which they did not make such election).

            SECTION 2.04. Treatment of Options and Other Employee Equity Rights.
(a) Except as otherwise agreed to in writing between the Company and the holder of any Company Stock Option (as defined below), and as consented to by Newco, immediately prior to the Effective Time of the Merger, each outstanding stock option to purchase shares of Company Common Stock held by a current or former employee or director of the Company or any subsidiary thereof (a "Company Stock Option") granted under any stock option or stock purchase plan, program or arrangement of the Company, including without limitation, the Stock Option Plan of Amphenol, as amended, and the 1996 Long-Term Incentive Stock Plan of Amphenol (collectively and together with the Restricted Stock Plan of Amphenol, the "Stock Plans"), whether or not then exercisable, shall be cancelled by the Company, and at the Effective Time of the Merger or as soon as practicable thereafter, the holder thereof shall be entitled to receive from the Company as of or as soon as practicable after the Effective Time of the Merger in consideration for such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Cash Election Price per share over the exercise price per share, if any, previously subject to such Company Stock Option, reduced by the amount of withholding or other taxes required by law to be withheld.

            (b) Prior to the Effective time of the Merger, any restrictions imposed pursuant to any Stock Plan on any outstanding shares of Company Common Stock (such shares, "Company Restricted Stock") shall lapse and each share of Company Restricted Stock shall be subject to the same terms and conditions of this Agreement as other shares of Company Common Stock, including, but not limited to, Section 2.03(c) herein.

            (c) Except as provided herein or as otherwise agreed by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time of the Merger, and the Company shall exercise its best efforts to ensure that following the Effective Time of the Merger, no current or former employee or director shall have any Company Stock Option to purchase shares of the Company Common Stock or any other equity interest in the Company under any Stock Plan.

            (d) Prior to the Effective Time of the Merger, the Board of Directors (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this
Section 2.04.

            SECTION 2.05. Exchange of Certificates. (a) Exchange Agent. As of or as soon as reasonably practicable after the Effective Time of the Merger, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, the cash portion of Merger Consideration.

            (b) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for retained Company Common Stock. If any certificate for such retained Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such retained Company Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.05(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section
2.01. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of retained Company Common Stock.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to retained

Company Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of retained Company Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05(e) until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 2.05(e)) as practicable, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to Section 2.05(e) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

            (d) No Further Ownership Rights in Company Common Stock Exchanged For Cash. All cash paid upon the surrender for exchange of certificates representing shares of Company Common

Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.05(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such certificates.

            (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger; and

            (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained Company Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Effective Time of the Merger.

            (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.05 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time of the Merger shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this
Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, retained Company Common Stock, if any, any cash in lieu of fractional shares of retained Company Common Stock and any dividends or distributions with respect to retained Company Common Stock to which such holders may be entitled.

            (g) No Liability. None of Newco or the Company or the Exchange Agent shall be liable to any person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d))), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time of the Merger, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time of the Merger and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Company.

            SECTION 2.06. The Debt Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01, the Company shall, within 10 days of receiving any request by Newco to do so (but in no event earlier than twenty calendar days after the date hereof), commence an offer to purchase all of the outstanding aggregate principal amount of the Company's Subordinated Notes (as defined in Section 3.01(c)) on the terms set forth in
Section 2.06 of the Disclosure Schedule (as defined in Section 3.01(a)) and such other customary terms and conditions as are reasonably acceptable to Newco (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Newco, and the Company shall not, without Newco's prior consent, waive any material condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth in Section 2.06 of the Disclosure Schedule or make any other material changes in the terms and conditions of the Debt Offer. Notwithstanding the immediately preceding sentence, Newco shall not request that the Company make any change to the terms and conditions of the Debt Offer which decreases the price per Subordinated Note payable in the Debt Offer, changes the form of consideration payable in the Debt Offer (other than by adding consideration) or imposes conditions to the Debt Offer in addition to those set forth in Section
2.06 of the Disclosure Schedule which are materially adverse to holders of the Subordinated Notes (it being agreed that a request by Newco that the Company waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be materially adverse to any holder of Subordinated Notes), unless such change was previously approved by the Company in writing. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, it will accept for payment and pay for the Subordinated Notes as soon as such conditions to the Debt Offer are satisfied and it is permitted to do so under applicable law, provided that the Company shall coordinate the timing of any such purchase with Newco in order to obtain the greatest participation in the Debt Offer.

            (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Newco, an offer to purchase the Subordinated Notes (or portions thereof) and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase") and summary advertisement, as well as all other information and exhibits

(collectively, the "Offer Documents"). All mailings to the holders of Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and reasonable approval of Newco. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Subordinated Notes as promptly as practicable following receipt of the request from Newco to do so. The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

                                   ARTICLE III

                         Representations and Warranties

            SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Newco as follows:

            (a) Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 3.01(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.04) with respect to the Company. Attached as Section 3.01(a) of the disclosure schedule ("Disclosure Schedule") delivered to Newco by the Company at the time of execution of this Agreement are complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as currently in effect. The Company has made available to Newco complete and correct copies of the certificates of incorporation (or other organizational documents) and by-laws of each of its Subsidiaries, in each case as amended to the date of this Agreement.

            (b) Subsidiaries. The only direct or indirect subsidiaries of the Company (other than any subsidiary of the Company that does not constitute a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation SX of the Securities and Exchange Commission (the "SEC")) are those listed in Section 3.01(b) of the Disclosure Schedule (the "Subsidiaries"). All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and, other than director qualifying shares and except as is set forth in Section 3.01(b) of the Disclosure Schedule, are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in Section 3.01(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

            (c) Capital Structure. The authorized capital stock of the Company consists of (i) 96,250,000 shares of Company Common Stock, par value $.001 per share, and (ii) 3,750,000 shares of Class B Common Stock (the "Class B Common Stock") and (iii) 1,000,000 shares of preferred stock (the "Preferred Stock"). Subject to any Permitted Changes (as defined in
      Section 4.01(a)(ii)) there are: (i) 47,366,158 shares of Company Common Stock issued and outstanding (including shares held in the treasury of the Company and including shares of Company Restricted Stock); (ii) 2,645,871 shares of Company Common Stock held in the treasury of the Company; (iii) 452,065 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Stock Plans, and 354,334 shares of Company Common Stock reserved for issuance pursuant to the Stock Plans (other than upon exercise of Company Stock Options); (iv) 423,438 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as is set forth in Section 3.01(c) of the

      Disclosure Schedule; (v) no shares of Class B Common Stock issued and outstanding or in the treasury of the Company, and, to the knowledge of the Company, no shares of Class B Common Stock issuable upon conversion of Company Common Stock; and (vi) no shares of Preferred Stock issued and outstanding or in the treasury of the Company. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its subsidiaries is (i) $100 million in principal amount of 10.45% Senior Notes Due 2001 (the "Senior Notes") issued pursuant to the Note and Guarantee Agreement, dated as of October 30, 1991, as amended as of December 9, 1992 (the "Note and Guarantee Agreement"), (ii) $95 million in aggregate principal amount of 12 3/4% Senior Subordinated Notes Due 2002 (the "Subordinated Notes," and together with the Senior Notes, the "Notes") issued pursuant to the Indenture dated as of December 15, 1992 (the "Indenture"), (iii) debt under the Credit Agreement dated as of November 30, 1995 among the Company, Chemical Bank, as Administrative Agent and the several lenders parties thereto (the "Credit Agreement") of $29,200,000, and (iv) other indebtedness for borrowed money not exceeding $10,000,000, the sources of which, and amounts attributable to each such source, are set forth in Section 3.01(c) of the Disclosure Schedule. As of the Closing, the total outstanding indebtedness for borrowed money of the Company (subject to Section 3.01(c) of the Disclosure Schedule) will not exceed $210,000,000. Other than the Senior Notes and any loans and other extensions of credit under the Credit Agreement, each of which is prepayable in full in accordance with its terms, and other than the Subordinated Notes, no indebtedness for borrowed money of the Company or its subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on its properties or assets. Other than the Company Stock Options and the Stockholders Agreement, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company.
      Schedule I to the Stockholders Agreement accurately sets forth in all material respects the record and, to the knowledge of the Company, beneficial ownership of, and voting power in respect of, the capital stock of the Company with respect to the signatories to the Stockholders Agreement. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company.

            (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Newco) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except for the Notes, the Credit Agreement and the Receivables Purchase Agreement dated as of December 3, 1993, and the Purchase and Sale Agreement, dated as of December 3, 1993, each as amended, between the Company, certain of its subsidiaries, Pooled Accounts Receivable Corporation and Nesbitt Burns Securities

      Inc. (successor to Bank of Montreal) (the "Receivables Agreements") and except as disclosed in Section 3.01(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation, as amended, or By-laws, as amended, of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (y) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of the Common Stock of the Company following the Merger (the "Form S-4") and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange

      Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Debt Offer,
      (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Debt Offer, the Merger or the other transactions contemplated hereby or (y) have a Material Adverse Effect with respect to the Company.

            (e) SEC Documents; Undisclosed Liabilities. The Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since January 1, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since January 1, 1994 (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed by the Company since January 1, 1996 and prior to the date of this Agreement (the "Recent SEC Documents") and except as disclosed in Section 3.01(e) of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the Recent SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

            (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of Subordinated Notes, as the case may be, or at the time the Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Newco specifically for inclusion therein. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 and the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by the Company and not by Newco.

            (g) Absence of Certain Changes or Events. Except as required by this Agreement, and except as disclosed in the Recent SEC Documents, since the date of the most recent audited financial statements included in such Recent SEC Documents, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change (as defined in Section 8.04) with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company;
      (iii) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Newco pursuant to this Agreement; or (iv) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

            (h) Litigation; Labor Matters; Compliance with Laws.

                  (i) Except as disclosed in the Recent SEC Documents, there is
            (1) no suit, action or proceeding pending, and (2) to the knowledge of the Company, no suit, action or proceeding threatened against or investigation pending with respect to the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

                  (ii) Except as disclosed in Section 3.01(h)(ii) of the
            Disclosure Schedule, (1) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened; (4) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) no grievance is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, could have a Material Adverse Effect with respect to the Company; (6) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices; (7) to the knowledge of the Company, the Company and each subsidiary is in compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company; (8) the Company has paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statute or other law; (9) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company, nor to the knowledge of the Company will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time of the Merger; and (10) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

                  (iii) The conduct of the business of each of the Company and each of its subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company. (i) Employee Benefit Plans. (1) Section 3.01(i) of

      the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

            (2) With respect to each Company Plan, the Company will deliver to Newco a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and
      (iv) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements;

      (III) actuarial valuation reports; and (IV) attorney's response to an auditor's request for information.

            (3) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (iii) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the best knowledge of the Company, threatened, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Newco in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (iv) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company or the Buyer to any material taxes, penalties or other liabilities under the Code or ERISA (v) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or
      (o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction); (vi) all insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time of the Merger have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time of the Merger;
      (vii) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (viii) no Company Plan provides for an increase in benefits on or after the Effective Time of the Merger.

            (4) Except to the extent that each of the following, individually or in the aggregate, would not result in a material liability to the Company, (i) no Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists which could be deemed a reportable event within the meaning of ERISA Section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA Section 4071; (iii) as of the Effective Time of the Merger, the Company and each member of its Controlled Group have made all required premium payments when due to the Pension Benefit Guaranty Corporation; (iv) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Effective Time of the Merger; (v) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code
      Section 401(a)(29); and (vi) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4069.

            (5) With respect to each of the Company Plans which is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA (or a substantially similar provision of a foreign jurisdiction), as of the Effective Time of the Merger, except as disclosed in Section 3.01(i) of the Disclosure Schedule, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on an accumulated benefit obligation and projected benefit obligation basis within the meaning of Statement of Financial Accounting Standard ("SFAS") No. 87, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

            (6) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) the Company and each member of its Controlled Group has or will have, as of the Effective Time of the Merger, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (ii) neither the Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Effective Time of the Merger, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in ERISA Section
      4203) or partial withdrawal (as defined in ERISA Section 4205) from any such multiemployer plan; (iii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in

      ERISA Sections 4241 and 4245, respectively); and (iv) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

            (7) (i) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

            (8) Section 3.01(i)(8) of the Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company under each unfunded Company Plan that must be accounted for in accordance with SFAS No. 87, 106 or 112.

            (9) Except as set forth in Section 3.01(i)(9) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

            (j) Tax Returns and Tax Payments. Except as disclosed in Section 3.01(j) of the Disclosure Schedule, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it and such Tax Returns are complete and correct in all respects, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as disclosed in Section 3.01(j) of the Disclosure Schedule, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; (ii) to the best knowledge of the Company, no audit of any Tax Return of the Company or any of its subsidiaries is pending, threatened or being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iv) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a subsidiary of any "excess parachute payments" within the meaning of
      Section 280G of the Code; (vi) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (vii) none of the Company or its subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (viii) none of the Company or its subsidiaries has been a United States real property holding corporation within the meaning of
      Section 897(c)(2) of the Code during the applicable period specified in
      Section 897(c)(1)(A)(ii) of the Code; (ix) none of the Company or its subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required income or franchise tax returns; (x) the Company and each of its subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax provision; (xi) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xii) neither the Company nor any of its subsidiaries has issued or assumed (A) any obligations described in Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in Section

      163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xiii) there are no requests for information currently outstanding that could affect the Taxes of the Company or any of its subsidiaries;
      (xiv) there are no proposed reassessments of any property owned by the Company or any of its subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any such subsidiary would be subject; and (xv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of the Company or one of its subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

            (k) Properties. Section 3.01(k) of the Disclosure Schedule contains a true and complete list of all real properties owned or leased by the Company or any of its subsidiaries. Each of the Company and its subsidiaries has good and marketable title to all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Company Assets"), in each case free and clear of all Liens and other encumbrances except those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any Company Asset, and none of the Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business, which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company. Each of the Company and each of its subsidiaries has all permits (other than Environmental Permits (as defined in Section 3.01(l)), the representations and warranties with respect to which are set forth in Section 3.01(l)) necessary to own or operate the Company Assets owned or leased by it, and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued, re-issued or transferred after the Closing in order to permit the Company following the Merger to continue to own or operate such Company Assets, other than any such permits which are ministerial in nature or the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

            (l) Environmental Matters. Except as could not reasonably be expected to result in liability under Environmental Laws to the Company or any of its subsidiaries which would be material to the Company, and except as disclosed in Section 3.01(l) of the Disclosure Schedule, which disclosed items of non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company

            (i) the Company and its subsidiaries hold and to the knowledge of the Company are in compliance with all Environmental Permits, and the Company and its subsidiaries are otherwise in compliance with all Environmental Laws and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future;

            (ii) As of the date hereof, neither the Company nor any of its subsidiaries has received any Environmental Claim, and to the knowledge of the Company there is no threatened Environmental Claim;

            (iii) Neither the Company nor any of its subsidiaries have entered into any consent decree, order or agreement under any Environmental Law;

            (iv) There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills, or (G) sewers or septic systems present at any facility currently owned, leased, operated or otherwise used by the Company or any of its subsidiaries that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

             (v) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Laws;

            (vi) No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its subsidiaries following such consummation;

            (vii) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its subsidiaries, in violation of, or so as could result in liability under, any Environmental Laws;

            (viii) None of the Company or its subsidiaries have contractually assumed, any liabilities or obligations under any Environmental Laws;

            (ix) To the extent required by generally accepted accounting principles, the Company and its subsidiaries have accrued or otherwise provided for all damages, liabilities, penalties or costs that they may incur in connection with any claim pending or threatened against them, or any requirement that is or may be applicable to them, under any Environmental Laws, and such accrual or other provision is reflected in the Company's most recent consolidated financial statements.

            (x) For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws.

                  "Environmental Permits" means all permits, licenses,
            registrations and other governmental authorizations required under Environmental Laws for the Company and its subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices.

                  "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

                  "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law.

            (m) Material Contracts. (i) Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"), except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

               (ii) The Agreement and Plan of Merger among Amphenol Acquisition Corporation, Allied Corporation ("Allied") and the Company, dated April 1, 1987, and the Amendment thereto dated as of May 15, 1987, and the

      Settlement Agreement among Allied Signal Inc., the Company and LPL Investment Group, Inc. dated November 28, 1988 (collectively, the "Allied Agreements") are valid and binding agreements of the Company and, to the knowledge of the Company, the other parties thereto. The Company has given the notice or notices required under the Allied Agreements to entitle the Company to be indemnified by Allied with respect to the Environmental Claims arising at the facilities set forth in Section 3.01(m) of the Disclosure Schedule. The Company's right to be indemnified against certain Environmental Claims pursuant to such Allied Agreements is enforceable against Allied and its successors, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach or violation of, or give rise to a right of termination or cancellation under, the Allied Agreements or otherwise adversely affect the Company's right to be indemnified thereunder.

            (n) Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. and

      Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which will be paid by the Company (pursuant to fee agreements, copies of which have been provided to Newco), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

            (o) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders (other than Parent or any affiliate thereof) is fair to such holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Newco.

            (p) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stockholders Agreement and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

            (q) Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Stockholders Agreement or the Debt Offer.

            (r) No Rights Plan. Neither the Company nor any of its subsidiaries has any rights plan or similar preferred stock purchase plan or similar arrangement.

            (s) Intellectual Property. (i) Section 3.01(s)(i) of the Disclosure Schedule sets forth all material Intellectual Property, owned or used by the Company or its subsidiaries, which is registered or filed with, or has been submitted to, any Governmental Entity, and the nature of the Company's or its subsidiaries' rights therein and thereto.

                  (ii) To the knowledge of the Company, the Company and its subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for the Company and its subsidiaries to conduct their business as it is currently conducted and consistent with past practice.

                  (iii) Except as set forth on Section 3.01(s)(iii) of the Disclosure Schedule, to the knowledge of the Company:

      (1) all of the Intellectual Property of the Company and its subsidiaries is subsisting and unexpired, free of all liens, encumbrances or other defects, has not been abandoned and does not infringe or otherwise impair the intellectual property rights of any third party; (2) none of the Intellectual Property of the Company and its subsidiaries is the subject of any license, security interest or other agreement granting rights therein to any third party; (3) no judgment, decree, injunction, rule or order has been rendered by any U.S. or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company's or its subsidiaries rights in and to any Intellectual Property in any respect that could reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to the Company; (4) the Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or its subsidiaries' rights in and to any Intellectual Property, which, if adversely determined, could reasonably be expected to have individually or in the aggregate a Material Adverse Effect with respect to the Company; and (5) the Company and its subsidiaries take reasonable steps to protect, maintain and safeguard their Intellectual Property, including any material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have caused their employees to execute agreements in connection with the foregoing.

                  (iv) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (c) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing.

            (t) Senior Notes Make-Whole Premium. As of April 1, 1997, the Make-Whole Premium (as defined in the Note and Guarantee Agreement) in respect of the Senior Notes to be paid in connection with any offer to prepay the Senior Notes upon a Change in Control (as defined in the Note and Guarantee Agreement) shall equal the amount set forth in Section 3.01(t) of the Disclosure Schedule after giving effect to the assumptions set forth therein.

            SECTION 3.02. Representations and Warranties of Newco. Newco represents and warrants to the Company as follows:

            (a) Organization, Standing and Corporate Power. Newco is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Newco. Newco has delivered to the Company complete and correct copies of its certificate of incorporation (or other organizational documents) and by-laws.

            (b) Subsidiaries. Newco has no direct or indirect subsidiaries.

            (c) Capital Structure. The authorized capital stock of Newco consists of 100 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien.

            (d) Authority; Noncontravention. Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation by Newco of the transactions contemplated by this Agreement and compliance by Newco with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, (i) the certificate of incorporation or by-laws of Newco,
      (ii) any loan or credit agreement,
      note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Newco or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Newco or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have a material adverse effect with respect to Newco or could not prevent, hinder or materially delay the ability of Newco to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or the consummation by Newco of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (y) the Proxy Statement and the Form S-4 and (z) such reports under the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Debt Offer, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

            (e) Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Newco or its affiliates, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco to its affiliates.

            (f) Interim Operations of Newco. Newco was formed on January 13, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            (g) Offer Documents; Proxy Statement. None of the information supplied in writing by Newco specifically for inclusion in (i) the Offer Documents shall, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to noteholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

                                   ARTICLE IV

           Covenants Relating to Conduct of Business Prior to Merger.

            SECTION 4.01. Conduct of Business of the Company. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this

Agreement), the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its subsidiaries (or Subsidiaries as set forth below) to, without the prior consent of Newco (which consent shall not be unreasonably withheld):

            (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned domestic subsidiary of the Company to its parent, (y) split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any subsidiary, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause
      (z), for the Debt Offer and the purchase of the Senior Notes;

            (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than the issuance of Company Common Stock upon the exercise of Company Stock Options awarded but unexercised on the date of this Agreement and in accordance with their present terms (such issuances, together with the acquisitions of securities permitted under clause (i)(z) above, being referred to herein as "Permitted Changes");

            (iii) amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of the Company or any subsidiary;

            (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $100,000 individually and $1,000,000 in the aggregate, except sales of inventory and receivables in the ordinary course of business consistent with past practice and except for the sale-leaseback of the land and buildings owned by Kai-Jack Industrial Co., Ltd.;

            (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings necessary to effect the Debt Offer and to repay the principal amount of the Senior Notes and pay the Make-Whole Premium, and for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

            (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, individually or in the aggregate, do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for 1997 previously provided to Newco;

            (viii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice or (z) the Notes;

            (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

            (x) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in Section 3.01(h)(ii) of the Disclosure Schedule;

            (xi) change any material accounting principle used by it;

            (xii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $250,000;

            (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents; or

            (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

            (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall (except as may be required in order to give effect to the requirements of Section 2.04) adopt or amend (except as may be required by law) any
bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

            (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

            (d) WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Newco or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

            (e) Tax Elections. Except in the ordinary course of business and consistent with past practice, neither the Company nor any of its subsidiaries shall make any tax election or settle or compromise any federal, state, local or foreign Tax liability.

                                    ARTICLE V

                              Additional Agreements

            SECTION 5.01. Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.

            (a) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Newco will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent as may be required to be disclosed therein. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of Common Stock of the Company following the Merger. The information provided and to be provided by Newco and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Newco each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

            (b) The Company will as promptly as practicable notify Newco of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by the Company with the SEC, including the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Newco (such approval not to be unreasonably withheld or delayed).

            (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Newco, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement to the extent required by the DGCL. The Company will, through its Board of Directors, recommend to its stockholders approval of the foregoing matters, as set forth in Section 3.01(p); provided, however, that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.01(o) shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the date hereof.

            SECTION 5.02. Access to Information; Confidentiality. (a) The Company shall, and shall cause its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Newco and its representatives and to potential financing sources reasonable access during normal business hours, in a manner initially coordinated with the chief executive officer of the Company, and thereafter coordinated with those persons designated by the chief executive officer, during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records, including security position listings and other information concerning beneficial owners and/or record owners of the Company's securities which may be relevant to the Merger or Debt Offer, and, during such period, the Company shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Newco (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as Newco may from time to time reasonably request.

Each of the Company and Newco will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 11, 1996, between Kohlberg Kravis Roberts & Co. ("KKR & Co.") and the Company (and additional individual agreements executed and delivered pursuant thereto) (collectively, the "Confidentiality Agreement").

            (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

            SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the Debt Offer. Newco and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the Debt Offer and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

            (b) The Company shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made unless acceptable to Newco.

            (c) The Company shall cooperate with any reasonable requests of Newco or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Newco and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Newco for the prior review of Newco's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

            (d) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Newco; provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in Section 6.02(f) and, provided, further, that the terms and conditions of such financing may not require the payment of any commitment or other similar fee by the Company, or the incurrence of any liabilities by the Company, prior to the Effective Time of the Merger without the Company's prior consent (which consent will not be unreasonably withheld). The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Closing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company, including, without limitation, the Senior Notes; provided that no such prepayment or redemption or in the case of the Senior Notes, call for prepayment or redemption, shall themselves actually be made until contemporaneously with or after, or, in the case of the call for prepayment of the Senior Notes, immediately prior to or contemporaneously with, the Effective Time of the Merger.

            (e) (i) Newco hereby agrees to use its reasonable best efforts, subject to normal conditions, to assist the Company in arranging the financing in respect of the transactions contemplated by this Agreement described in Annex A-1 and Annex A-2 of the Disclosure Schedule, including, subject to normal conditions, using its reasonable best efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto and (B) to satisfy all conditions applicable to Newco in such definitive agreements. Newco will keep the Company informed of the status of its efforts to assist the Company in arranging such financing, including making reports with respect to significant developments. In the event any portion of such financing becomes unavailable in the manner or from the sources originally contemplated, Newco will use its reasonable best efforts, subject to normal conditions, to assist the Company in arranging any such portion from alternative sources. Each of Newco and the Company shall notify the other within 24 hours of its learning that any such financing will not be available on terms satisfactory to Newco.

            (ii) Subject to the Company having received the proceeds of the financing described in Section 6.02(f) on terms satisfactory to Newco, Newco at Closing will be capitalized with an equity contribution of at least $341 million. Newco will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in
Section 6.02(f) on terms satisfactory to Newco. In addition, Newco will be under no obligation under any circumstances to be capitalized with equity of more than $341 million.

            SECTION 5.04. Benefit Matters. Except as contemplated herein, the Company, for the period ending on December 31, 1997, shall provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Company which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company (other than those related to

Company Common Stock) in effect and disclosed to Newco on the date hereof; provided, however, that nothing herein shall prevent the amendment or termination of any such plan, program or arrangement, require that the Company provide or permit investment in the securities of the Company, interfere with the Company's right or obligation to make such changes as are necessary to conform with applicable law or prevent the termination by the Company or any subsidiary of any employee of the Company or of any subsidiary.

            SECTION 5.05. Indemnification. (a) The Certificate of Incorporation and By-laws of the Company following the Merger shall contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in Articles Sixth and Seventh of the Certificate of Incorporation of the Company set forth in Exhibit A hereto and Article VIII of the By-laws of the Company on the date hereof, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time of the Merger in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time of the Merger were directors, officers, agents or employees of the Company.

            (b) The Company shall maintain in effect for six years from the Effective Time of the Merger policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than any such policies which may be purchased by the Company prior to the Effective Time of the Merger (the "Company Insurance"), with respect to matters occurring prior to the Effective Time of the Merger, to the extent available, and having the maximum available coverage under any such Company Insurance policies; provided that (i) the Company following the Merger shall not be required to spend in excess of $100,000 per year therefor; provided further that if the Company following the Merger would be required to spend in excess of $100,000 per year to obtain insurance having the maximum available coverage under the Company Insurance policies, the Company will be required to spend up to such amount to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period. The Company agrees that in the event it would be required to spend in excess of $100,000 per year to obtain insurance having the maximum available coverage under the Company Insurance policies, the Company will notify the officers and directors who are the beneficiaries thereof and permit such officers and directors to pay any excess amount over $100,000 which may be necessary to maintain such policies.

            (c) In furtherance of and not in limitation of the preceding paragraph, Newco agrees that the officers and directors of the Company that are defendants in all litigation commenced by stockholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state law (including litigation under federal and state securities laws) and (y) the Merger, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director defendants; provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in Section 5.05(a) shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Company (such consent not to be unreasonably withheld) and, prior to the Closing, Newco; and provided further that neither Newco nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

            SECTION 5.06. Public Announcements. Neither Newco, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Stockholders Agreement, including the Merger and the Debt Offer, without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the New York Stock Exchange. In addition to the foregoing, Newco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

            SECTION 5.07. Affiliates. Prior to the Closing Date, the Company shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

            SECTION 5.08. No Solicitation. Neither the Company nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Newco, Parent or NXS) relating to (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or of over 20% of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person (as defined in Section 8.02) beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by this Agreement and the Stockholders Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or Debt Offer or which would or could reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated hereby (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Newco, Parent or NXS) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to Newco) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.01(p), and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i) through (v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to Newco with respect to such action and that such Board of Directors shall, to the extent it may do so without breaching such fiduciary duties, continue to advise Newco after taking such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Newco of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

            SECTION 5.09. Resignation of Directors. At the Closing, the Company shall deliver to Newco evidence satisfactory to Newco of the resignation of all directors of the Company, effective at the Effective Time of the Merger.

            SECTION 5.10. Certain Agreements. (a) Neither the Company nor any subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Newco.

            (b) The Company shall, as promptly as practicable and in any event at least 10 days prior to the Closing, prepare and deliver or cause to be delivered to Newco financial statements for the fiscal year ended December 31, 1996 which shall be accompanied by an unqualified audit opinion of the Company's independent certified public accountants.

            SECTION 5.11. Stop Transfer. The Company acknowledges and agrees to be bound by and comply with the provisions of the Stockholders Agreement as if a party thereto with respect to transfers of record ownership of shares of Company Common Stock, and agrees to notify the transfer agent for any shares of Company Common Stock or voting rights certificates and provide such documentation and do such other things as may be reasonably necessary to effectuate the provisions of such agreement.

            SECTION 5.12. New York Stock Exchange Listing. The Company will not take any action, for at least three years from the Effective Time of the Merger, to cause the Company Common Stock to be delisted from the New York Stock Exchange (the "NYSE") except in compliance with Rule 500 of the NYSE, as interpreted in Section 806 of the NYSE Listed Company Manual as in effect on the date hereof (and provided that, in addition to the requirements of the NYSE, a majority of shares not held of record or beneficially by Parent or its affiliates must be voted in favor of the de-listing); provided, however, that the Company may cause or permit the Company Common Stock to be de-listed in connection with a transaction which results in the termination of registration of such securities under Section 12 of the Exchange

Act, and provided, further, that nothing in this Section 5.12 shall require the Company to take any affirmative action to prevent the Company Common Stock from being de-listed by the NYSE in the event that the Company Common Stock ceases to meet the applicable NYSE listing standards.

                                   ARTICLE VI

                              Conditions Precedent

            SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

            (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Common Stock of the Company following the Merger shall have been complied with.

            SECTION 6.02. Conditions to Obligations of Newco. The obligations of Newco to effect the Merger are further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Newco shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

            (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder).

            (c) Consents, etc. Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders could not, individually or in the aggregate with all other failures, reasonably be expected to have a Material Adverse Effect with respect to the Company.

            (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement or seeking to obtain from Parent, Newco or any of their affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement,
      (iii) seeking to impose limitations on the ability of Parent or Newco to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

            (e) Affiliate Letters. Newco shall have received the agreements referred to in Section 5.07.

            (f) Financing. The Company shall have received the proceeds of financing on terms and conditions set forth in Annex A-1 and Annex A-2 of the Disclosure Schedule or upon terms and conditions which are, in the reasonable judgment of Newco, substantially equivalent thereto, and to the extent that any of the terms and conditions are not set forth in Annex A-1 and Annex A-2 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to Newco.

            (g) Newco shall have received evidence that the terms of the Subordinated Notes shall have been amended to the reasonable satisfaction of Newco including, without limitation, the elimination of the negative covenants contained therein and the elimination of any restrictions applicable to transactions contemplated by this Agreement. The Company shall have purchased at least that principal amount of Subordinated Notes as equals the minimum condition in the Debt Offer. The Company shall have, immediately prior to or contemporaneously with the Closing, called the Senior Notes for redemption.

            (h) Newco shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes.

            (i) The individuals listed in Section 6.02(i) of the Disclosure Schedule shall have entered into one or more subscription, option, stockholder and/or other agreements relating to their respective equity interests in the Company after the Effective Time of the Merger on terms and conditions substantially consistent with the agreement in principle delivered to the Company prior to the date hereof or otherwise satisfactory to Newco.

            SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of Newco set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a material adverse effect. The Company shall have received a certificate signed on behalf of Newco by an authorized officer of Newco to the effect set forth in this paragraph.

            (b) Performance of Obligations of Newco. Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to Newco or adversely affect the ability of Newco to consummate the transactions herein contemplated or perform its obligations hereunder).

                                   ARTICLE VII

                        Termination, Amendment and Waiver

            SECTION 7.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

            (a) by mutual written consent of Newco and the Company; or

            (b) by either Newco or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the Debt Offer and such order, decree, ruling or other action shall have become final and nonappealable; or

            (c) by either Newco or the Company if the Merger shall not have been consummated on or before June 30, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

            (d) by either Newco or the Company if at the duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

            (e) by Newco, if the Company or its Board of Directors shall have
      (1) withdrawn, modified or amended in any respect adverse to Newco its approval or recommendation of this Agreement or any of the transactions contemplated herein, (2) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (3) recommended any Transaction Proposal from a person other than Newco or any of its affiliates, (4) resolved to do any of the foregoing or (5) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer; or

            (f) by the Company, if, pursuant to and in compliance with Section
      5.08 hereof, the Board of Directors of the Company concludes in good faith, based on written advice from outside counsel, that in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under the DGCL, the Board of Directors must not make or must withdraw or modify its recommendation referred to in Section 3.01(p) and the Board of Directors does not make or withdraws or modifies such recommendation.

            SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Newco as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of
Section 3.01(n), Section 3.02(e), the last sentence of Section 5.02(a), this
Section 7.02, Section 8.02 and Section 8.07. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

            SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section

7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Newco or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               General Provisions

            SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company nor any officer, director or employee or shareholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

            SECTION 8.02. Fees and Expenses. (a) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 8.02, if the Company shall have failed to satisfy or perform any of the conditions or obligations required to be satisfied or performed by it pursuant to Section 6.02(a) or 6.02(b) hereof and, as a result thereof, this Agreement is thereafter terminated, then the Company shall (provided that Newco is not then in material breach of its obligations under this Agreement), promptly, but in no event later than one business day after the termination of this

Agreement (or from time to time after Closing), reimburse KKR & Co. for all documented out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the financing thereof; provided that, except as set forth in the next succeeding proviso or with respect to any reimbursement following the Closing, in no event shall the Company be required to pay in excess of an aggregate of $5 million pursuant to this paragraph (a); and provided further that, whether or not the Company has satisfied or performed the conditions and obligations required to be performed by it pursuant to Section 6.02(a) and 6.02(b) hereof, in the event a fee is payable to KKR & Co. pursuant to Section 8.02(b) hereof, the Company shall be required to pay expenses pursuant to this paragraph (a) up to a maximum of $12.5 million.

            (b) (i) If this Agreement shall have been terminated in accordance with its terms and either of the following shall have occurred prior to such termination: (A) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act) other than Newco or any of its affiliates and other than any party to the Stockholders Agreement, including any Permitted Transferee (as defined in the Stockholders Agreement) of such a party which is or agrees to become bound thereby (so long as neither any such party to the Stockholders Agreement nor any such Permitted Transferee is a member of a "group" which includes any other person) (collectively, "Persons"), shall have become the beneficial owner of more than 20% of the outstanding shares of Company Common Stock; or (B)(x) any Person (other than Newco or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public (including being known by stockholders of the Company owning of record or beneficially in the aggregate 5% or more of the outstanding shares of Company Common Stock) a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on or prior to January 15, 1998, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.08 or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.08 (whether or not such Person is the Person referred to in clause (x) above); or

            (ii) if this Agreement is terminated pursuant to Section 7.01(e) or
      Section 7.01(f);

      then the Company shall, (1) in the case of clause (b)(i)(A) and (b)(ii) above, promptly, but in no event later than one business day after the termination of this Agreement and (2) in the case of clause (b)(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay KKR & Co. a fee of $37.5 million in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 8.02(b) following termination of this Agreement shall be effective until such fee is paid. Only one fee in the aggregate of $37.5 million shall be payable pursuant to this Section 8.02(b). No amount payable pursuant to any of the other provisions of this Section 8.02 shall reduce the amount of the fee payable pursuant to this paragraph (b).

            (c) In addition to the other provisions of this Section 8.02, in the event a fee is or becomes payable pursuant to Section 8.02(b) hereof, the Company agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse KKR & Co. and Newco for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the expenses pursuant to paragraph (a) of this Section and the fee pursuant to paragraph (b) of this Section, as a result of any breach by the Company of its obligations under this Section 8.02.

            (d) Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

            SECTION 8.03. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Newco, to

                  c/o Kohlberg Kravis Roberts & Co.
                  2800 Sand Hill Road
                  Suite 200
                  Menlo Park, CA 94025

                  Attention:  Michael Michelson

            with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017

                  Attention:  Charles I. Cogut, Esq.

            (b)   if to the Company, to

                  Amphenol Corporation
                  358 Hall Avenue
                  Wallingford, CT 06492

                  Attention:  Martin H. Loeffler

            with copies to:

                  Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, NY 10004

                  Attention:  David P. Falck, Esq.

            SECTION 8.04. Definitions. For purposes of this Agreement:

            (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

            (b) "knowledge" with respect to the Company means the actual knowledge of the following officers and employees (as well as any of their successors) of the Company and its subsidiaries: Lawrence J. DeGeorge, Martin H. Loeffler, Edward G. Jepsen, Timothy F. Cohane, Diana Reardon, and Edward C. Wetmore, and, without duplication, the employees primarily responsible for environmental and tax matters concerning the Company and its subsidiaries or any of the foregoing, in each case after reasonable investigation and inquiry;

            (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole but shall exclude any change or effect resulting from general economic conditions (including, without limitation changes in interest rates) and, with respect to Section 3.01(g)(i) and (ii) hereof, any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof;

            (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

            (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

            SECTION 8.05. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, other than Sections 5.05 and 8.02, is not intended to confer upon any person other than the parties any rights or remedies.

            SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

            SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

            IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       NXS ACQUISITION CORP.

                                       By:_____________________________________
                                          Name:
                                          Title:

                                       AMPHENOL CORPORATION

                                       By:_____________________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              AMPHENOL CORPORATION

                              --------------------

            The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

            FIRST: The name of the Corporation is Amphenol Corporation.

            SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

            FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 40,000,000 shares of Class A Common Stock, par value $.001 each.

            FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

            SIXTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

            SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                                                                       EXHIBIT B

                        Form of Company Affiliate Letter

Gentlemen:

            The undersigned, a holder of shares of Common Stock, par value $.001 per share ("Company Stock"), of Amphenol Corporation, a Delaware corporation (the "Company"), is entitled to retain in connection with the merger (the "Merger") of the Company with NXS Acquisition Corp., a Delaware corporation, securities (the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

            If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

            The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act,
(ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

            In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

            The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

            The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and (ii) the receipt by Newco of this letter is an inducement and a condition to Newco's obligations to consummate the Merger.

                                    Very truly yours,

Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT B

[Name]                                                                    [Date]

            On __________________ the undersigned sold the securities ("Securities") of the Company (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of NXS Acquisition Corp. with and into Amphenol Corporation.

            Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

            The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                    Very truly yours,

             [Space to be provided for description of securities]